Exhibit 99.1

Contact:	Susan Hickey NetRatings, Inc. 212-703-5909 shickey@netratings.com

NETRATINGS ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS

New York, Aug. 4, 2005 – NetRatings, Inc. (NASDAQ: NTRT), a global leader in Internet media and market research, today announced financial results for the second quarter ended June 30, 2005.

NetRatings’ revenues for the second quarter of 2005 were $17.1 million, an 18 percent increase over revenues of $14.5 million in the second quarter of 2004. In accordance with generally accepted accounting principles (GAAP), net loss for the second quarter of 2005 was $1.9 million, or $0.05 per share, on approximately 36 million shares. This compares with a net loss of $4.3 million, or $0.12 per share, in the second quarter of 2004, on approximately 34.4 million shares.

On an EBITDA basis (a non-GAAP measure that reflects net income/loss excluding interest income/expense, taxes, depreciation, and amortization of intangibles and stock-based compensation), the company reported a second quarter loss of $577,000 or $0.02 per share. This compares with an EBITDA loss in the second quarter of 2004 of $909,000, or $0.03 per share. A complete reconciliation of GAAP results to EBITDA results may be found in the accompanying financial tables and footnote.

NetRatings’ second quarter 2004 results included a one-time, $1.8 million insurance recovery, favorable to both GAAP and EBITDA results. Excluding this item, NetRatings’ year-over-year results improved from an EBITDA loss of $2.7 million in the second quarter of 2004 to an EBITDA loss of $577,000 in the second quarter of 2005.

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“During the second quarter, NetRatings continued to build momentum with both our media and market research products, and the improvement in our year-over-year operating performance – as new products gain traction – underscores the leverage of our business model,” said William Pulver, president and CEO, NetRatings. “We reported an 83 percent client renewal rate and increased our global client count to 1,485. Clients including Circuit City, General Mills, HouseValues.com, Monster Worldwide, Radio Shack, Tribune Interactive, USAToday and WeddingChannel.com signed or renewed contracts with us, and we continued to extend our MegaPanel® client base with the addition of significant contracts with a large retailer and a major portal.”

Mr. Pulver continued, “While we continue to believe we will reach our goal of run-rate EBITDA profitability during the fourth quarter, and we are raising our full-year EBITDA and EPS outlook, events affecting our business in China indicate a conservative revenue outlook for the balance of the year. Specifically, our progress there has been delayed while we work with local government bodies to reach a workable solution that addresses their concerns related to the reporting of Internet usage data in China. In addition, we expect the strengthening of the U.S. dollar to have a negative impact on international revenues for the balance of the year. Despite these challenges, we are on track to deliver annual revenue growth in the range of 16 to 20 percent, and to reach our target of EBITDA profitability in the fourth quarter.”

Guidance

For the third quarter ending Sept. 30, 2005, NetRatings is projecting the following:

—	Revenue is expected to be between $16.8 million and $17.2 million

—	Net loss per share on a GAAP basis is expected to be between $0.05 and $0.07

—	EBITDA loss per share is expected to be between $0.01 and $0.03

For the full year 2005, NetRatings is projecting the following:

—	Revenue is expected to be between $69 million and $71 million

—	Net loss per share on a GAAP basis is expected to be between $0.18 and $0.21

—	EBITDA loss per share is expected to be between $0.06 and $0.09

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Second Quarter 2005 Conference Call

Today at 4:30 p.m. ET, NetRatings management will host a conference call and Webcast to discuss its second quarter 2005 results and outlook. The company welcomes all members of the financial and media communities to visit http://www.netratings.com/financial_results.htm to listen to the conference call via live Webcast.

About NetRatings

NetRatings, Inc. (Nasdaq: NTRT) delivers leading Internet media and market research solutions, marketed globally under the Nielsen//NetRatings brand. With high quality, technology-driven products and services, Nielsen//NetRatings is the global standard for Internet audience measurement and premier source for online advertising intelligence, enabling clients to make informed business decisions regarding their Internet and digital strategies. The Nielsen//NetRatings portfolio includes panel-based and site-centric Internet audience measurement services, online advertising intelligence, user lifestyle and demographic data, e-commerce and transaction metrics, and custom data, research and analysis. For more information, please visit www.nielsen-netratings.com.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expressed in any such forward-looking statements. Information about potential factors that may affect NetRatings’ business and financial results is included in its annual report on Form 10-K for the fiscal year ended Dec. 31, 2004 and its quarterly reports on Form 10-Q, including, without limitation, under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors That May Affect Our Performance.” Each of these documents is on file with the SEC and is available free of charge. Readers of this press release are referred to such filings. The forward-looking statements herein speak only as of the date of this press release. NetRatings does not undertake to update any forward-looking statement that may be made from time to time by it or on behalf of NetRatings.

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NetRatings, Inc.
Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

	unaudited	unaudited	unaudited	unaudited
Revenue	$ 17,105	$ 14,473	$ 33,538	$ 27,739

Cost of revenue	6,018	6,033	11,586	11,937

Gross profit	11,087	8,440	21,952	15,802

Operating expenses:
Research and development	2,629	3,197	5,684	6,305
Sales and marketing	6,664	5,991	13,050	11,226
General and administrative	3,023	2,660	6,021	6,023
Restructuring expenses	—	—	—	(525)
Litigation settlement recovery	—	(1,800)	—	(1,800)
Amortization of intangibles, net	710	933	1,533	2,087
Amortization of stock-based compensation	708	2,276	708	4,552

Total operating expenses	13,734	13,257	26,996	27,868

Loss from operations:	(2,647)	(4,817)	(5,044)	(12,066)
Equity in earnings of joint ventures	—	18	56	38
Interest income, net	988	585	1,905	1,366
Minority interest in gains of consolidated subsidiaries	(201)	(58)	(406)	(100)

Net loss	$(1,860)	$(4,272)	$(3,489)	$(10,762)

Basic and diluted net loss per common share	$ (0.05)	$ (0.12)	$ (0.10)	$ (0.31)

Shares used to compute basic and diluted net loss and EBITDA net loss per common share	36,014	34,416	35,893	34,234

EBITDA (1)
Net loss	$(1,860)	$(4,272)	$(3,489)	$(10,762)
Less:
Interest income, net	(988)	(585)	(1,905)	(1,366)
Depreciation	853	739	1,671	1,478
Amortization of intangibles	710	933	1,533	2,087
Amortization of stock-based compensation	708	2,276	708	4,552

EBITDA	(577)	(909)	$(1,482)	$(4,011)

EBITDA loss per common share	$ (0.02)	$ (0.03)	$ (0.04)	$ (0.12)

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(1) EBITDA reflects net income/loss excluding interest income/expense, taxes, depreciation, and amortization of intangibles and stock-based compensation. Management uses this measure internally to evaluate the company's performance. NetRatings provides results, guidance and an associated reconciliation of this non-GAAP measure to the investment community, as we believe it provides consistent and comparable measures to help investors understand our current and future operating cash flow performance. Interest income/expense is excluded as it is not related to our operating performance. Depreciation expenses are non-cash charges. NetRatings excludes amortization of intangibles and stock-based compensation as they are non-cash charges not directly related to operations. EBITDA data is provided as a complement to results provided in accordance with GAAP, and should be considered in addition to, and not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

Reconciliation of net loss per share to EBITDA per share
for third quarter and full year 2005 guidance

	Three months ending September 30, 2005		Year ending Dec. 31, 2005

Net loss	$ (0.07)	$ (0.05)	$ (0.21)	$ (0.18)

Adjustments:
Interest income, net	(0.03)	(0.03)	(0.11)	(0.11)
Depreciation	0.03	0.03	0.10	0.10
Amortization of intangibles	0.02	0.02	0.07	0.07
Amortization of stock-based compensation	0.02	0.02	0.06	0.06

EBITDA loss per share guidance range	$ (0.03)	(0.01)	(0.09)	(0.06)

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NetRatings, Inc.
Balance Sheets
(in thousands)

	June 30, 2005	December 31, 2004

	unaudited
ASSETS

Current assets
Cash, cash equivalents & short term investments	$ 196,207	$ 197,602
Accounts receivable, net	17,071	13,679
Other current assets	4,829	5,146

Total current assets	218,107	216,427

Property and equipment, net	7,238	5,977
Intangibles, net	14,506	16,039
Goodwill	76,963	74,897
Other assets	1,102	1,117

Total assets	$ 317,916	$ 314,457

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable & accrued expenses	$ 22,172	$ 20,612
Deferred revenue	13,677	11,435
Restructuring liabilities	376	625

Total current liabilities	36,225	32,672

Restructuring liabilities, less current portion	588	799

Total liabilities	36,813	33,471

Minority interest	954	548

Stockholders' equity	280,149	280,438

Total liabilities and stockholders' equity	$ 317,916	$ 314,457

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